SECOND AMENDMENT TO
                        ADMINISTRATIVE SERVICES AGREEMENT


THIS AMENDMENT to the Administrative Services Agreement ("Agreement") is made this 1st day of January, 2004 by and between ICON Funds (the "Trust"), a Massachusetts business trust and Meridian Investment Management Corporation ("Adviser"), a Colorado corporation.

WHEREAS, the Trust and the Adviser entered into an Agreement on March 1, 1999, to have Adviser provide information, advice, assistance and facilities to the Trust. The Trust and Adviser hereby amend the Agreement as follows:

Effective January 1, 2004, the name Meridian Investment Management Corporation has been changed to ICON Advisers, Inc. All references to Meridian Investment Management Corporation in this Agreement shall be replaced with ICON Advisers, Inc.

All other terms of the Agreement shall remain in full force and effect.

This Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

ICON FUNDS                            ICON ADVISERS, INC.


By:/s/Erik L. Jonson                  By: /s/ Andra C. Ozols

Name: Erik L. Jonson                  Name: Andra C. Ozols

Title: Vice President & CFO           Title: Vice President & CFO